1:41 AM 8/19/2005

Exhibit 1

Option Deed
The Parties Listed in Schedule 1
BBG Australia Pty Limited

Baker & Mc.Kenzie Solicitors Level 27, AMP Centre 50 Bridge Street SYDNEY NSW 2000 Tel: (02) 9225-0200 Fax: (02) 9225-1595 Email: julie.hutton@bakernet.com Ref: 267589-v5\JH7

Contents

Clause
Number	Heading	Page

1	Definitions and interpretation	1

2	Call Option	7

3	Exercise of Call Options	8

4	Alteration of capital	9

5	Completion	9

6	Undertakings by Owner	10

7	Warranties	10

8	Non-solicitation	12

9	Acknowledgement	12

10	Remedies	13

11	Notices	13

12	Confidentiality	14

13	Termination of Former Option Deed	14

14	General provisions	15

	Schedule 1	18
	Owner details	18

	Schedule 2	19
	Stock Options as at 27 April 2005	19

	Schedule 3	20
	Call Option Notice	20

-i-

Date	10 August 2005

Parties	The Parties Listed in Schedule 1 (each an Owner and collectively the Owners)

BBG Australia Pty Limited (ACN 113 996 384) of Level 33, 88 Phillip Street, Sydney, New South Wales 2000 (Purchaser)

Recitals
A	The Company has on issue 4,671,091 outstanding full paid ordinary shares (including shares represented by ADSs) and 494,290 options which are convertible into 494,290 fully paid ordinary shares.

B	Each Owner is the registered holder and beneficial owner of the number of Option Shares set out opposite the Owner’s name in columns 3 and 4 of the table in Schedule 1.

C	Each Owner wishes to grant the Purchaser the Call Options on the terms set out in this Deed.

D	The parties wish to terminate the Former Option Deed on the terms set out in this Deed.
Operative provisions

1	Definitions and interpretation
Definitions
1.1	In this Deed, unless the context requires another meaning:

ADSs means American depositary shares in the Company;

Authorised Officer means a director, secretary or executive officer of that party or any other person nominated by that party by notice to the other party to be an authorised officer, the notice to be accompanied by a certified copy of the signature of any person nominated;

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney;

Call Option Notice means a notice substantially in the form set out in Schedule 3;

Call Options means the Tranche 1 Call Option and the Tranche 2 Call Option and Call Option means either one of them;

Company means Barbeques Galore Limited (ACN 008 577 759);

Competing Proposal means:

(a)	any formal proposal or formal offer from a third party to acquire all or a substantial part of the assets or business of the Company and its Subsidiaries;

(b)	any formal proposal from a third party for a takeover bid, scheme of arrangement, amalgamation, merger, capital reconstruction, consolidation, purchase of main undertaking or other business combination involving the Company and its Subsidiaries;

(c)	any formal proposal from a third party to form a dual listed company structure, stapled security structure or other form of synthetic merger having the same or substantially the same effect as a takeover bid for, or scheme or arrangement in respect of, the Company; or

(d)	any formal proposal from a third party for the Company to issue a material number of its shares or other securities as consideration for the assets or securities of another person;
Completion means completion of the sale and purchase of the Option Shares in accordance with clause 5;
Completion Date means the date nominated for Completion in a Call Option Notice issued in accordance with clause 5, or any other date agreed by the parties;
Controller has the same meaning as defined in section 9 of the Corporations Act;
Corporations Act means the Corporations Act 2001;
Deed means this option deed;
Dollar and $ means the lawful currency of Australia;
Effective means, when used in relation to a scheme of arrangement, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the scheme of arrangement;
Exercise Period means:
(a)	in respect of the Tranche 1 Call Option, the period commencing at midnight on the date of this Deed and ending on the earlier of the Termination Date and 31 January 2006;

(b)	in respect of the Tranche 2 Call Option, the period commencing on the date the condition in clause 2.4 is satisfied and ending on the earlier of the Termination Date and 31 January 2006;
Exercise Price means in respect of each Option Share the greater of:
(a)	$13.00 cash; and

(b)	the price being offered by the Purchaser, immediately prior to exercising the Call Option for that Option Share, to the Company’s shareholders for each of their shares in the Company in connection with the Transaction, subject to any adjustment required under clause 4;
FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth);

Former Option Deed means the option deed entered into by the parties in connection with the Transaction;
Government Agency means:
(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal authority, whether statutory or not;
Insolvency Event means for a party, the happening of one or more of the following events:
(a)	except for the purpose of a solvent reconstruction or amalgamation:
(i)	process is filed in a court seeking an order that it be wound up or that a Controller be appointed to it or any of its assets, unless the application is withdrawn, struck out or dismissed within 7 days of it being filed; or

(ii)	an order is made that it be wound up or that a Controller be appointed to it or any of its assets; or

(iii)	a resolution that it be wound up is passed or proposed;
(b)	a liquidator, provisional liquidator, Controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

(c)	an administrator is appointed to it, a resolution that an administrator be appointed to it is passed or proposed, or any other steps are taken to appoint an administrator to it;

(d)	it enters into, or resolves to enter into, an arrangement, compromise or composition with any of, or any class of, its creditors or shareholders, or an assignment for the benefit of any of, or any class of, its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

(e)	a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors is proposed or effected;

(f)	any action is taken by the Australian Securities and Investments Commission with a view to cancelling its registration or to dissolving it, or an application is made to the Australian Securities and Investments Commission that any such action be taken;

(g)	it is insolvent within the meaning of Section 95A of the Corporations Act, as disclosed in its financial statements or otherwise, states that it is unable to pay its debts or it is presumed to be insolvent under any applicable law;

(h)	as a result of the operation of section 459F(1) of the Corporations Act, it is taken to have failed to comply with a statutory demand;

(i)	it stops or suspends or threatens to stop or suspend:
(i)	the payment of all or a class of its debts; or

(ii)	the conduct of all or a substantial part of its business or threatens to do so; or
(j)	anything having a substantially similar effect to any of the events specified in the preceding paragraphs happens to it under the law of any jurisdiction;

Option Shares means the Tranche 1 Option Shares and the Tranche 2 Option Shares;
Related Body Corporate has the same meaning as in the Corporations Act;
Rights means all rights attaching to the Option Shares on or after the date of this Deed (including all rights to receive dividends and capital returns and to receive or subscribe for shares, notes, options or other securities declared, paid, made or issued by the Company);
Securities has the same meaning as defined in section 761A of the Corporations Act;
Security Interest means any mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, arrangement for the retention of title, and any other right, interest, power or arrangement of any nature having the purpose or effect of providing security for, or otherwise protecting against default in respect of, the obligations of any person (including any agreement or option to grant such right, interest, power or arrangement, whether conditional or otherwise);
Subsequent Proposal means a new Competing Proposal or a variation to an earlier Competing Proposal made after the Purchaser’s announcement of an intention to make a takeover bid or undertake a scheme of arrangement pursuant to paragraph (b) in the definition of “Termination Date” but before the relevant date contemplated in sub-paragraphs (b)(i) and (ii) (or sub-paragraphs (c)(i) and (ii) if applicable) in the definition of “Termination Date” on terms more favourable to shareholders of the Company than the Purchaser’s proposed takeover bid or scheme of arrangement (as the case may be);
Subsidiaries has the same meaning as defined in section 46 of the Corporations Act;
Tax means a tax (including GST), levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty) at any time:
(a)	imposed or levied by any Government Agency; or

(b)	required to be remitted to, or collected, withheld or assessed by, any Government Agency; and
any related interest, expense, fine, penalty or other charge on those amounts;
Termination Date means, in respect of each Call Option, the latest of:
(a)	31 December 2005;

(b)	if a Competing Proposal is announced before 31 December 2005, the 20th Business Day after such Competing Proposal becomes or is declared unconditional in relation to the payment of the consideration offered under the Competing Proposal, provided that if the Purchaser announces an intention to make a takeover bid or undertake a scheme of arrangement prior to the expiry of those 20 Business Days on terms more favourable to shareholders of the Company than the Competing Proposal and a Subsequent Proposal is not made in accordance with paragraph (c) below, the date which is:
(i)	in the case where the Purchaser announces a takeover bid, the earliest of the date 3 months after the date of the Purchaser’s announcement, the end of the offer period under that bid and the date the Purchaser announces that it has withdrawn its bid; and

(ii)	in the case where the Company announces a scheme of arrangement which will result in the Purchaser taking control of the Company, the earliest of the date 5 months after the date of the Company’s announcement, the date on which the scheme becomes Effective and the date of termination of any formal implementation agreement between the Company and the Purchaser or its associates relating to the scheme;
(c)	if after the Purchaser’s announcement that it intends to make a takeover bid or undertake a scheme of arrangement in accordance with paragraph (b) above, a Subsequent Proposal is made, the 20th Business Day after such Subsequent Proposal becomes or is declared unconditional in relation to the payment of the consideration offered under the Subsequent Proposal, provided that if the Purchaser announces an intention to improve or vary the terms of the takeover bid or scheme of arrangement proposed in accordance with paragraph (b) above prior to the expiry of those 20 Business Days on terms more favourable to shareholders of the Company than the Subsequent Proposal, the date which is:
(i)	in the case where the Purchaser announces an improvement to a takeover bid, the earliest of the date 3 months after the date of the Purchaser’s announcement of an improvement, the end of the offer period under that bid and the date the Purchaser announces that it has withdrawn its bid; and

(ii)	in the case where the Company announces an improvement to the terms of a scheme of arrangement which will result in the Purchaser taking control of the Company, the earliest of the date 5 months after the date of the Company’s announcement of an improvement, the date on which the scheme becomes Effective and the date of termination of any formal implementation agreement between the Company and the Purchaser or its associates relating to the scheme; and
(d)	such other date as agreed between the parties;
Third Party Interest means any Security Interest, lease, licence, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature held by a third party;
Tranche 1 Call Option means the option to purchase the Tranche 1 Option Shares granted in clause 2.1;
Tranche 1 Option Shares means the shares in the capital of the Company set out opposite each Owner’s name in column 3 of the table in Schedule 1 (as adjusted pursuant to clause 4 if required) and Tranche 1 Option Share means any one of them;
Tranche 2 Call Option means the option to purchase the Tranche 2 Option Shares granted in clause 2.2;
Tranche 2 Option Shares means the shares in the capital of the Company set out opposite each Owner’s name in column 4 of the table in Schedule 1 (as adjusted pursuant to clause 4 if required) and Tranche 2 Option Share means any one of them;
Transaction means the proposed acquisition of, or obtaining of effective control over, 100% of the shares (and other securities convertible into shares) of the Company by the Purchaser;
Treasurer means the Treasurer of the Commonwealth of Australia; and

Warranties means the warranties, representations and covenants made by each Owner under clause 7.1 and the parties generally under clause 7.2 and Warranty means any one of them.
Interpretation
1.2	In this Deed unless the context requires another meaning, a reference:
(a)	to the singular includes the plural and vice versa;

(b)	to a gender includes all genders;

(c)	to a document (including this Deed) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

(d)	to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(e)	to a party means a party to this Deed;

(f)	to an item, Recital, clause, Schedule or Annexure is to an item, Recital, clause, Schedule or Annexure of or to this Deed;

(g)	to a person (including a party) includes:
(i)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(ii)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(iii)	a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;
(h)	to a law:
(i)	includes a reference to any legislation, treaty, judgment, rule of common law or equity or rule of any applicable stock exchange; and

(ii)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(iii)	includes a reference to any regulation, rule, statutory instrument, by-law or other subordinate legislation made under that law;
(i)	to proceedings includes litigation, arbitration and investigation;

(j)	to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(k)	to time is to Sydney time; and

(l)	the word including or includes means including, but not limited to, or includes, without limitation.
1.3	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1.4	Each warranty, representation or obligation made, given or incurred by a party binds all of the persons named as the party in this Deed jointly and each of them severally.

1.5	Headings are for convenience only and do not affect interpretation.

1.6	If a payment or other act must (but for this clause) be made or done on a day that is not a Business Day, then it must be made or done on the next Business Day.

1.7	If a period occurs from, after or before a day or the day of an act or event, it excludes that day.

1.8	This Deed must not be construed adversely to a party because that party was responsible for preparing it.
Payments
1.9	All payments required to be made under this Deed must be tendered, as agreed by the recipient in respect of each payment:
(a)	by a draft or cheque drawn by a bank as defined in the Banking Act 1959 (Cth); or

(b)	by way of a direct transfer of immediately available funds to the bank account nominated prior to the due date for payment by the party to whom the payment is due; or

(c)	to the extent that the Purchaser’s lawyers hold funds to the order of the Purchaser (or its representative), the Purchaser’s lawyers receiving a signed irrevocable authorisation from the party to whose order the funds are held (in a form acceptable to the Purchaser’s lawyers) unconditionally authorising the Purchaser’s lawyers to immediately hold those funds to the order of the recipient of the payment.
1.10	If clause 1.9(b) applies, unless otherwise agreed by the recipient, payment will be deemed to have been made only when the receipt of the relevant funds is confirmed orally or in writing by the bank operating the nominated account.

2	Call Option
Grant
2.1	Each Owner grants the Purchaser the option to purchase the Owner’s Tranche 1 Option Shares for the Exercise Price on the terms set out in this Deed.

2.2	Subject to clause 2.4, each Owner grants the Purchaser the option to purchase the Owner’s Tranche 2 Option Shares for the Exercise Price on the terms set out in this Deed.

2.3	Subject to clause 3.4, nothing in this Deed will be taken to confer on the Purchaser any control over, or power to influence, the exercise of a voting right attached to the Tranche 2 Option Shares.
Condition
2.4	The Tranche 2 Call Option is conditional on one of the following occurring:
(a)	the Purchaser receiving a notice, on terms acceptable to the Purchaser, from the Federal Treasurer of the Commonwealth of Australia (or his agent) (Treasurer) to the effect that there is no objection to the Transaction under the Commonwealth Government’s foreign investment policy; or

(b)	the period provided for under the FATA during which the Treasurer may make orders under sections 18 or 22 of the FATA prohibiting the Transaction elapsing without any such order being made; or

(c)	if an interim order under section 22 of the FATA prohibiting the Transaction is made, the subsequent period for making a final order prohibiting the Transaction elapsing without any such order being made.
Exercise Period
2.5	Subject to clause 2.6, the Purchaser may exercise a Call Option at any time during the Exercise Period.

2.6	The Purchaser may only exercise the Call Options:
(a)	if a Competing Proposal is publicly announced or made; or

(b)	if the Purchaser undertakes the Transaction by way of a scheme of arrangement and the scheme of arrangement becomes Effective; or

(c)	if the Purchaser undertakes the Transaction by way of a takeover bid under Chapter 6 of the Corporations Act and the takeover bid is declared, or otherwise becomes, unconditional.
2.7	When the Exercise Period expires, the Call Options automatically lapse and are of no further force or effect. This does not prejudice any accrued rights that any party may hold prior to such time.
Events that cause the Call Options to lapse
2.8	The Call Options automatically lapse at midnight on the date:
(a)	the Purchaser provides notice in writing to the Owner and/or the Company that it does not intend to proceed with the Transaction; or

(b)	on which the parties agree to terminate this Deed.

3	Exercise of Call Options

3.1	Subject to clause 2.6, the Purchaser may exercise the Call Options during the Exercise Period by sending to the Owner a duly completed Call Option Notice signed by an Authorised Officer of the Purchaser. The Call Option Notice must:
(a)	be sent or provided to the Owner in accordance with the terms of this Deed; and

(b)	specify the Completion Date.
3.2	Exercise of a Call Option will only be valid if it relates to all the Tranche 1 Option Shares and/or all of the Tranche 2 Option Shares of an Owner.

3.3	Upon exercise of the Call Options, the Owner must transfer full legal and beneficial ownership of the Option Shares free and clear of any Third Party Interest and with all Rights attaching to them.

3.4	From the date of receipt by the Owner of the Call Option Notice contemplated under clause 3.1 and in the case of the Tranche 2 Option Shares, subject to satisfaction of the condition in clause 2.4, until Completion the Owner must exercise any voting rights attaching to the Option Shares in accordance with the directions of the Purchaser.

4	Alteration of capital

4.1	If prior to Completion:
(a)	a consolidation or sub-division of capital of the Company occurs, then the number of Option Shares must be consolidated or sub-divided (as the case may be) in the same ratio as the capital of the Company and the Exercise Price per Option Share must be amended in inverse proportion to that ratio;

(b)	a return of capital of the Company occurs, then the number of Option Shares remains the same, and the Exercise Price per Option Share is reduced by the same amount as the amount returned in relation to each Option Share;

(c)	a pro-rata cancellation of capital of the Company occurs, then the number of Option Shares must be reduced in the same ratio as the capital of the Company and the Exercise Price per Option Share must be amended in inverse proportion to that ratio;

(d)	a reduction of capital of the Company occurs by a cancellation of paid up capital that is lost or not represented by available assets where no securities are cancelled, then the number of Option Shares and the Exercise Price must remain unaltered;

(e)	the Company makes any offer of shares or other Securities to its shareholders, then the number of Option Shares is increased by the number of shares for which the Owner subscribes provided that:
(i)	the increased number of Option Shares does not exceed 20% of the Company’s issued voting shares; and

(ii)	the increased number of Tranche 1 Option Shares does not exceed 14.99% of the Company’s issued voting shares and any balance, subject to clause 4.1(e)(i), will be taken to form part of the Tranche 2 Option Shares.

5	Completion
Time and place
5.1	Completion must occur on the Completion Date at the time and place (within the city limits of Sydney) nominated by the Purchaser.
Completion process
5.2	At Completion:
(a)	the Owner must transfer full legal and beneficial ownership in the Option Shares (free from any Third Party Interest) to the Purchaser (or, if applicable, its nominee) and the Owner must:
(i)	provide to the Purchaser a form or forms of share transfer for the Option Shares duly executed by the Owner in favour of the Purchaser as transferee or, if in the Call Option Notice the Purchaser requires the Option Shares to be transferred to a stated nominee, the transfer must be in favour of such nominee as transferee; and

(ii)	to the extent that any of the Option Shares are represented by share certificate(s), deliver the relevant share certificate(s) to the Purchaser; and
(b)	subject to compliance by the Owner with clause 5.2(a), the Purchaser must pay the Exercise Price to the Owner.
5.3	The obligations in clause 5.2 are interdependent.
Attorney
5.4	If the Owner fails to comply with its obligations under clause 5.2 on the Completion Date and the Purchaser confirms to the Owner that it is ready, willing and able to pay the Exercise Price, the Owner appoints the Purchaser as its attorney to execute all documents and take any action on the Owner’s behalf as is necessary in the Purchaser’s opinion to give full effect to the transfer of the Option Shares under clause 5.2.
Additional payment
5.5	If the price paid by the Purchaser to the Company’s shareholders for each of their shares in the Company in connection with the Transaction exceeds the Exercise Price paid by the Company to an Owner under clause 5.2(b) for each of their Option Shares, the Purchaser must pay that Owner an amount equal to the difference multiplied by the number of the Option Shares previously held by them.

6	Undertakings by Owner
6.1	During the Exercise Period the Owner undertakes with the Purchaser that it will not:
(a)	sell, transfer or otherwise dispose of or deal with all or any of the Option Shares that may be acquired pursuant to a Call Option during the Exercise Period or any interest in them contrary to the terms of this Deed (including entering into any agreement or option to do any of these acts or otherwise entering into any transaction which has the same economic consequence as a sale, transfer, disposal or other form of dealing);

(b)	create or permit to exist any Third Party Interest over all or any of the Option Shares that may be acquired pursuant to a Call Option during the Exercise Period; or

(c)	do any act or fail to do any act which would amount to a breach of any Warranty (as if each Warranty were repeated on each day during the term of this Deed).

7	Warranties
By the Owner
7.1	Each Owner warrants and represents to the Purchaser that as at the date of this Deed, at all times during the Exercise Period and at Completion:
(a)	the Owner is the sole legal and beneficial owner of the Option Shares;

(b)	the Owner is entitled and competent to sell and transfer the Option Shares without the consent of any other person;

(c)	the Option Shares are fully paid-up and free of any Third Party Interest;

(d)	the capital structure of the Company (including Securities convertible into, or representing, shares in the Company) at the date of this Deed comprises:
(i)	4,671,091 outstanding fully paid ordinary shares; and

(ii)	494,290 options each to acquire one fully paid share in the Company and otherwise issued on the terms specified in Schedule 2;
and there are no other agreements, arrangements or proposals to issue any further Securities in the Company other than the granting of options to employees under the Company’s employee incentive scheme in the ordinary course;
(e)	the votes attached to:
(i)	the Tranche 1 Option Shares represent 14.99% (by number) of the total number of votes attached to all voting shares in the capital of the Company (including shares represented by ADSs); and

(ii)	the Option Shares represent 19.99% (by number) of the total number of votes attached to all voting shares in the capital of the Company (including shares represented by ADSs); and
(f)	the Tranche 1 Option Shares represent 14.99% (by number) of the total number of shares in the capital of the Company (including shares represented by ADSs).
General warranties
7.2	Each party warrants and represents to the other that, as at the date of this Deed:
(a)	its execution of this Deed has been properly authorised by all necessary corporate or other action by it;

(b)	it has full corporate and lawful authority to execute and deliver this Deed and to perform or cause to be performed its obligations under this Deed;

(c)	this Deed constitutes a legal binding obligation upon it;

(d)	this Deed does not conflict with or result in the breach of or default under the provision of the constitution or other constituent documents or any material term or provision of any agreement or deed or any writ, order or injunction, rule, judgment, law, or regulation to which it is a party or it is subject or by which it is bound;

(e)	it is not the subject of any Insolvency Event; and

(f)	to its knowledge there are no actions, claims, proceedings or investigations pending or threatened against it which may have a material effect upon the subject matter of this Deed.
Reliance
7.3	Each party acknowledges that they have been induced to enter into this Deed by the Warranties provided to the party and has fully relied upon the truth and accuracy of those Warranties.

Indemnity
7.4	Each party indemnifies each other party (each a Non-defaulting Party) from and against all proceedings, actions, claims, demands, losses (including, if applicable, any decrease in the value of the Option Shares, whether or not realised), liabilities, damages, costs and expenses, which may be made or brought against or suffered or incurred by a Non-defaulting Party, and arising directly or indirectly out of or in connection with any Warranty given to the Non-defaulting Party being untrue, inaccurate or misleading.
Prompt disclosure of breach
7.5	Each party (a Warrantor) must promptly disclose to each other party anything which may arise or become known to it which is a breach of or is inconsistent with any Warranty given by the Warrantor.

8	Non-solicitation
8.1	Subject to clause 8.3, during the Exercise Period, each Owner must ensure that it, its Related Bodies Corporate, employees, officers, agents and any advisers retained by it, do not, except with the prior written consent of the Purchaser, directly or indirectly:
(a)	solicit, encourage or initiate any negotiations or discussions with respect to any Competing Proposal; or

(b)	enter into any agreement with respect to, or participate in any negotiations or discussions regarding, provide any person with any information with respect to, or take any other action to facilitate any enquiries or the making of any Competing Proposal.
8.2	Subject to clause 8.3, the Owners must notify Purchaser of the general details of any approach, proposal or discussions under clause 8.1 (including the identity of the person and nature of the proposal) it or a Related Body Corporate, employee, officer, agent or adviser retained by it receives during the Exercise Period.

8.3	Nothing in this clause 8 applies to the extent that the person is acting in his or her capacity as an employee, officer or agent of the Company and the person is discharging his legal or fiduciary responsibilities by performing any of the actions proscribed under clauses 8.1 or 8.2.

9	Acknowledgement

9.1	The parties agree that nothing in this Deed restricts the ability of an Owner to:
(a)	transfer or otherwise deal with that Owner’s shares, other than the Option Shares; and

(b)	at any time prior to the Purchaser exercising a Call Option, exercise the votes attaching to the Option Shares the subject of that Call Option; and

(c)	at any time, exercise the votes attaching to that Owner’s shares, other than the Option Shares.

10	Remedies

10.1	The Owners acknowledge that damages may not be a sufficient remedy for the Purchaser for certain breaches by an Owner of this Deed (including a breach of clause 6.1). The Purchaser is entitled to seek equitable relief with respect to any such breach including injunctive relief or specific performance.

11	Notices
Requirements
11.1	All notices must be:
(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or facsimile number set out below or to any other address or facsimile number that a party may notify to the other:
to the Owners:
Address: As set out in Schedule 1
to the Purchaser
Address:
C/- Ironbridge Capital
Level 33, Aurora Place
88 Phillip Street
Sydney NSW 2000
Attention: Paul Evans/Michael Hill
(c)	signed by the party or, where the sender is a company, by an Authorised Officer or under the common seal of the sender; and

(d)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or facsimile.
Receipt
11.2	Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice will be considered to have been received:
(a)	if sent by hand, when left at the address of the recipient;

(b)	if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(c)	if sent by facsimile, on receipt by the sender of an acknowledgment or transmission report generated by the sender’s machine indicating that the whole facsimile was sent to the recipient’s facsimile number;
but if a notice is served by hand, or is received by the recipient’s facsimile, on a day that is not a Business Day, or after 5:00 pm (recipient’s local time) on a Business Day, the notice will be considered to have been received by the recipient at 9.00 am on the next Business Day.

12	Confidentiality
Provisions to remain confidential
12.1	Subject to clauses 12.2 and 12.3, each party must not, without the prior written consent of the other parties, disclose any of the terms of this Deed or its existence.
Permitted disclosures
12.2	A party may make disclosures:
(a)	to those of its employees, officers or professional advisers as the party reasonably thinks necessary, but only on a confidential basis;

(b)	to the directors of the Company;

(c)	in respect of the Purchaser, to:
(i)	any debt financier (or proposed debt financier) of the Transaction (and any adviser or employee of such financier), but only on a confidential basis; or

(ii)	the investment committee of Ironbridge Capital or any other executive or employee of Ironbridge Capital, but only on a confidential basis;
(d)	for the bona fide purpose of enforcing the terms of this Deed; and

(e)	if required by law or the rules of any applicable stock exchange.
Agreed announcements
12.3	A party may make announcements or statements at any time in the form and on the terms previously agreed by the parties in writing.

13	Termination of Former Option Deed
Termination
13.1	With effect from midnight on the date of this Deed:
(a)	the Former Option Deed is terminated; and

(b)	the call options granted under the Former Option Deed automatically lapse.
13.2	Each party unconditionally and irrevocably releases and discharges the other party from any and all claims, allegations, demands, losses, liabilities, suits, actions and proceedings under, arising out of or in connection with the Former Option Deed.

13.3	This Deed may be pleaded as an absolute bar to any claims, allegations or demands made by, and/or any suits, actions or proceedings brought by, a party against another party under, arising out of or in connection with the Former Option Deed.

14	General provisions
Entire agreement
14.1	This Deed is the entire agreement of the parties about the subject matter of this Deed and supersedes all other representations, negotiations, arrangements, understandings or agreements and all other communications. No party has entered into this Deed relying on any representations made by or on behalf of the other, other than those expressly made in this Deed.
Further assurances
14.2	Each party must, at its own expense, whenever reasonably requested by the other party, promptly do or arrange for others to do, everything reasonably necessary or desirable to give full effect to this Deed and the transactions contemplated by this Deed.
Costs
14.3	Each party must pay its own costs in respect of this Deed and the documents and transactions contemplated by this Deed, except that the Purchaser must pay all stamp duty chargeable on this Deed and any transfer of securities under this Deed.
No merger
14.4	The warranties, other representations and promises by the parties are continuing and will not merge or be extinguished on Completion.
Assignment
14.5	Subject to clauses 14.6 and 14.7, a party may not assign, create an interest in or deal in any other way with any of its rights under this Deed without the prior written consent of the other party.

14.6	The Purchaser may assign its rights under this Deed to any Related Body Corporate of the Purchaser, provided that if an assignee ceases for any reason to be a Related Body Corporate of the Purchaser, the Purchaser must ensure that the assignee re-assigns the rights to the Purchaser or to a Related Body Corporate of the Purchaser.

14.7	The Purchaser may assign by way of security the benefit of any of its rights under this Deed to debt financier of the Transaction, or its agent or trustee, or to persons to whom the debt financier has syndicated all or any part of the facilities or their agent or trustee, as security for the finance to be provided to the Purchaser (or its Related Bodies Corporate) for the Purchaser’s acquisition under this Deed and/or the acquisition of shares or other Securities under the Transaction generally.
Indemnities
14.8	The indemnities in this Deed are:
(a)	continuing, separate and independent obligations of the parties from their other obligations and survive the termination of this Deed; and

(b)	absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the party giving the indemnity.

Execution by attorneys
14.9	Each attorney executing this Deed states that they have no notice of revocation or suspension of the power of attorney under which the attorney executes this Deed.
Invalid or unenforceable provisions
14.10	If a provision of this Deed is invalid or unenforceable in a jurisdiction:
(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of:
(i)	that provision in another jurisdiction; or

(ii)	the remaining provisions.
Waiver and exercise of rights
14.11	A waiver by a party of a provision of or of a right under this Deed is binding on the party granting the waiver only if it is given in writing and is signed by the party or an Authorised Officer of the party granting the waiver.

14.12	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

14.13	A single or partial exercise of a right by a party does not preclude another exercise or attempted exercise of that right or the exercise of another right.

14.14	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.
Amendment
14.15	This Deed may be amended only by a document signed by all parties.
Counterparts
14.16	This Deed may be signed in counterparts and all counterparts taken together constitute one document.
Rights cumulative
14.17	The rights, remedies and powers of the parties under this Deed are cumulative and do not exclude any other rights, remedies or powers.
Consents and approvals
14.18	A party may give its approval or consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Deed expressly provides otherwise.
Service of Process
14.19	The parties agree that a document required to be served by the Purchaser in proceedings about this Deed may be served by the Purchaser on any Owner and that such service will constitute service on all of the Owners.

Governing law
14.20	This Deed is governed by the laws of New South Wales.
Jurisdiction
14.21	Each party irrevocably and unconditionally:
(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Schedule 1
Owner details

Column 1	Column 2	Column 3	Column 4

Owner Name[1]	Owner's Address	Number of Tranche 1	Number of Tranche 2
		Option Shares	Option Shares

Sam Linz	20B New South Road, Vaucluse, NSW 2030	490,545	163,624

Sarwill Pty Ltd	67 Portland Street, Dover Heights, NSW 2030	141,299	47,131

Selati Family Partnership	1265 La Jolla Rancho Road, La Jolla, California, USA 92307	68,352	242

Sydney Selati and Denise Selati as trustee for Living Trust	1265 La Jolla Rancho Road, La Jolla, California, USA 92307	Nil	22,557

Total		700,196	233,554

[1] Entities holding shares in the Company and controlled or associated with Messrs Linz, Gavshon and Selati

Schedule 2
Stock Options as at 10 August 2005

Number of Options	Exercise Date	Exercise Price (US$)
77,802	11 April 2005	6.38
84,686	1 July 2002	2.54
22,300	1 January 2003	4.10
118,352	1 July 2002	3.02
25,000	15 September 2005	4.74
132,650	1 July 2004	4.67
17,500	(*see note below)	4.26
16,000	1 September 2004	5.10
Total: 494,290
*These options are exercisable in 3 (three) equal instalments on 11 April 2006, 11 April 2007 and 11 April 2008.
Note: The 494,290 options listed above were granted pursuant to the Company’s 1997 Share Option Plan.

Schedule 3
Call Option Notice

To:	[Name of party] (Owner)

From:	BBG Australia Pty Limited (Purchaser)
Option Deed
We refer to the Option Deed dated [Specify] (the Deed) between the Owners and the Purchaser.
Terms defined in the Deed have the same meaning in this Notice.
Pursuant to the Deed, Purchaser requires the Owner to sell the [Tranche 1 Option Shares [and the] Tranche 2 Option Shares] to the Purchaser (or its nominee). Completion will take place at the offices of [Location] [Time][am/pm] on [Date].
Dated:
Signed for and on behalf of
BBG Australia Pty Limited
by its duly authorised representative
in the presence of:

Signature of witness	Signature of authorised representative

Name of witness (please print)	Name of authorised representative
(please print)

Execution
Executed as a deed.
Signed sealed and delivered
by BBG Australia Pty Limited
by a director and secretary/director:

/s/Paul Evans	/s/Michael Hill

Signature of secretary/director	Signature of director

Paul Evans	Michael Hill

Name of secretary/director (please print)	Name of director (please print)

Signed sealed and delivered
by Sam Linz
in the presence of:

/s/Rick Narev	/s/Sam Linz

Signature of witness	Signature of Sam Linz

Rick Narev

Name of witness (please print)

Signed sealed and delivered
by Sarwill Pty Ltd
by a director and secretary/director:

/s/S. Linz	/s/R. Gavshon

Signature of secretary/director	Signature of director

S. Linz	R. Gavshon

Name of secretary/director (please print)	Name of director (please print)

Signed sealed and delivered for and on
behalf of
Selati Family Partnership
by its duly authorised representative
in the presence of:

/s/Sam Linz	/s/Sydney Selati

Signature of witness	Signature of authorised representative

Sam Linz	Sydney Selati

Name of witness (please print)	Name of authorised representative
(please print)
Signed sealed and delivered
by Sydney Selati as trustee for Living Trust
in the presence of:

/s/Sam Linz	/s/Sidney Selati

Signature of witness	Signature of Sydney Selati

Sam Linz

Name of witness (please print)

Signed sealed and delivered
by Denise Selati as trustee for Living Trust
in the presence of:

/s/Sam Linz	/s/Denise Selati

Signature of witness	Signature of Denise Selati

Sam Linz

Name of witness (please print)